Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Reno, NV 89434

September 24, 2010

Crestview Capital Master, LLC
95 Revere Drive, Suite A
Northbrook, IL 60062

Re:           Amended and Restated Debt Restructuring Warrants dated as of
 February 6, 2009, entered into on October 29, 2009

To whom it may concern:

This letter sets forth our agreement with respect to the proposed repurchase of certain warrant shares issued by Golden Phoenix Minerals, Inc. (“Golden Phoenix”) in favor of Crestview Capital Master, LLC (“Crestview”) pursuant to that certain Bridge Note and Debt Restructuring Agreement (“Agreement”) entered into by the parties dated as of January 30, 2009.  Crestview is the holder of that certain Amended and Restated Debt Restructuring Warrant dated February 6, 2009 to purchase 23,000,000 shares of common stock of Golden Phoenix at a purchase price of $0.03 per share (the “Warrants”).  In consideration of the mutual agreements set forth herein and other good and valuable consideration, we agree as follows:

1.
Crestview hereby grants Golden Phoenix an option (the “Option”) to purchase 20,000,000 of the Warrants for a period of 45 days from the date of the acceptance of this letter agreement by Crestview, as indicated by its signature below (“Option Period”).  In consideration for the Option, Golden Phoenix will pay Crestview ten thousand dollars ($10,000) within 2 business days of the date hereof, by wire transfer of immediately available funds.  The parties further agree that any sale within the 45-day period will be at a purchase price of no less than $0.0285 per warrant share.

2.
Golden Phoenix agrees that if, during the Option Period, the closing price of its common stock reaches or exceeds $0.06 per share, as quoted by the OTC Bulletin Board, it will pay Crestview a non-refundable deposit in the amount of fifty thousand dollars ($50,000) to be applied to the ultimate exercise of the Option and repurchase of the Warrants; notwithstanding the foregoing, if Golden Phoenix does not exercise the Option, such $50,000 deposit will be forfeited.

3.
It is understood and agreed that except as may be modified to reflect the terms of any sale of the Warrants pursuant to the Option, the Warrants shall remain in full force and effect, as provided therein.  The parties agree to execute any further documents as may be necessary to effectuate the transactions contemplated herein.

4.
Each party represents to the other that this letter agreement and the instruments to be executed by each pursuant hereto have been duly authorized by all requisite corporate action and is or will be binding and enforceable in accordance with its terms.

Kindly confirm your agreement to the foregoing by signing a copy hereof at the place provided below and return that copy to the undersigned.

                                                                           Very truly yours,

Golden Phoenix Minerals, Inc.

By: /s/ Thomas Klein
       Name:  Thomas Klein
       Title:    Chief Executive Officer

ACCEPTED AND AGREED:

By:  Crestview Capital Partners, L.P.
(sole manager)

By: /s/ Daniel I. Warsh
Name:  Daniel I. Warsh
Title:  Manager